                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

                                       STATE OR OTHER JURISDICTION OF
       NAME OF ORGANIZATION                  INCORPORATION
------------------------------------   ------------------------------
Triarco Arts & Crafts LLC              Delaware
Nasco Exports, Inc.                    Wisconsin
American Educational Products LLC      Colorado
Hubbard Scientific LLC                 Colorado
Scott Resources LLC                    Colorado
Spectrum Educational Supplies, Ltd.    Canada
SREH, Inc.                             Canada
Haan Crafts, LLC                       Indiana
Haan Crafts Real Estate Holdings LLC   Indiana
Simulaids, Inc.                        New York
NHI, LLC                               Wisconsin
S-A Subsidiary, Inc.                   Delaware
ARTL, LLC                              Wisconsin